Exhibit 99.1

Boardwalk Reports Exercise of Right to Purchase Common Units

HOUSTON. June 29, 2018 - Boardwalk Pipeline Partners, LP (NYSE: BWP) (the “Partnership”) announced today that Boardwalk GP, LP, the general partner of the Partnership (the “General Partner”), has elected to exercise the right to purchase all of the issued and outstanding common units representing limited partner interests (“Common Units”) in the Partnership not already owned by the General Partner or its affiliates (the “Transaction Units”) pursuant to Section 15.1(b) of the Partnership’s Third Amended and Restated Agreement of Limited Partnership, as amended (the “Limited Partnership Agreement”). The General Partner received the opinion of counsel required by Section 15.1(b) of the Limited Partnership Agreement on June 29, 2018.

The General Partner will purchase the Transaction Units on July 18, 2018 (the “Purchase Date”) for a cash purchase price of $12.06 per Transaction Unit, or approximately $1.50 billion in the aggregate. The purchase price was determined in accordance with Section 15.1(b) of the Limited Partnership Agreement based on the average of the daily closing prices per Common Unit on the New York Stock Exchange (“NYSE”) for the 180 consecutive trading days ending on June 29, 2018.

As of the Purchase Date, all rights of the holders of the Transaction Units will cease, except for the right to receive payment of the purchase price. Upon completion of the purchase on the Purchase Date, Boardwalk Pipelines Holding Corp., a wholly-owned subsidiary of Loews Corporation, will own, directly or indirectly, 100 percent of the Common Units. In addition, upon completion of the purchase, the Common Units will cease to be publicly traded or listed on the NYSE, and will not be listed or quoted on any other venue.

About Boardwalk: Boardwalk Pipeline Partners, LP (NYSE: BWP) is a midstream master limited partnership that transports and stores natural gas and liquids for its customers. Additional information about the Partnership can be found on its website at www.bwpmlp.com.

SOURCE: Boardwalk Pipeline Partners, LP

CONTACT:

Jillian Kirkconnell, 866-913-2122

Investor Relations & Corporate Communications

ir@bwpmlp.com